As filed with the Securities and Exchange Commission on April 18, 2014

Registration No. 333-168508

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FEDERAL MOGUL HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-8350090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26555 Northwestern Highway, Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)

Federal-Mogul Corporation 2010 Stock Incentive Plan

Restated Stock Option Agreement

Second Amended and Restated Deferred Compensation Agreement

(Full title of the plan)

Brett Pynnonen

Senior Vice President and General Counsel

Federal-Mogul Holdings Corporation

26555 Northwestern Highway

Southfield, Michigan 48033

(248) 354-1748

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Bruce A. Toth, Esq.

Erin G. Stone, Esq.

Winston & Strawn LLP

35 W. Wacker Dr.

Chicago, Illinois 60601

(312) 558-7244

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Explanatory Note

This post-effective amendment is being filed by Federal-Mogul Holdings Corporation (the “Company”) pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the holding company reorganization (the “Reorganization”) of Federal-Mogul Corporation (“Predecessor Company”). The Reorganization was completed on April 15, 2014 and was effected through a merger pursuant to the Agreement and Plan of Merger, dated as of April 14, 2014, between the Company, the Predecessor Company and Federal-Mogul MergerCo Inc. in accordance with Section 251(g) of the Delaware General Corporation Law. As a result of the Reorganization, Predecessor Company became a wholly owned subsidiary of the Company, and the Company became the successor issuer to Predecessor Company pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the Reorganization, each share of the issued and outstanding common stock of Predecessor Company was converted automatically into one share of common stock of the Company.

In connection with the Reorganization, the Company assumed the Federal-Mogul Corporation 2010 Stock Incentive Plan (the “2010 Plan), the Restated Stock Option Agreement (the “Restated Option Agreement”) and the Second Amended and Restated Deferred Compensation Agreement (the “Deferred Compensation Agreement”) and all of the outstanding equity awards under each of those agreements. Each outstanding equity award assumed by the Company under such agreements is issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Reorganization, except that all such equity awards now entitle the holder thereof to acquire the common stock of the Company.

In accordance with Rule 414, the Company, as the successor issuer, expressly adopts this registration statement as its own for all purposes of the Securities Act and the Exchange Act.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information. †

Item 2.	Registrant Information and Employee Plan Annual Information. †

†	The documents constituting Part I of this registration statement have been or will be sent or given to each participant in Plan and Mr. José Maria Alapont as a party to (a) the Restated Option Agreement and (b) Deferred Compensation Agreement as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Company, will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The Company also will provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above mentioned information should be directed to: Federal-Mogul Holdings Corporation, 26555 Northwestern Highway, Southfield, Michigan, phone number (248) 354-7700.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company (or by the Predecessor Company prior to the Reorganization) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this registration statement as of their respective dates of filing:

(a) Federal-Mogul Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013;

(b) Federal-Mogul Corporation’s Current Reports on 8-K and Form 8-K/A filed with the SEC on January 7, 2014, January 13, 2014, January 22, 2014, February 10, 2014, February 20, 2014 (with respect to Item 5.02), March 3, 2014 and April 15, 2014; and

(c) The description of Federal-Mogul Corporation’s common stock contained in our Registration Statement on Form 8-A filed with the Commission on July 28, 2008, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report for the purpose of updating such description.

All documents filed subsequent to the date of this registration statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise), prior to the filing of a post-effective amendment which indicates that all shares of common stock offered hereby have been sold or which deregisters any shares of such common stock then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in any action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.

Reference is also made to Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (having to do with unlawful payment of dividends or unlawful stock purchase redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the DGCL. The DGCL provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Our By-laws (“By-laws”) provide that each person who was or is a director or officer and each person who is, or was, serving at our request as director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, will be indemnified by us, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our By-laws provide that this right to indemnification will not be exclusive of any other right which any person may otherwise have or acquire. Our By-laws also permit us to secure and maintain insurance on behalf of any of our directors, officers, employees or agents and each person who is, or was, serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. Our By-laws also permit us to enter into indemnification agreements with any of our directors or officers or any one who, at our request or at the request of one of our subsidiaries, serves as a director, trustee, fiduciary, employee or officer of such subsidiary or of another corporation, partnership, joint venture, trust or other enterprise.

The Company has directors and officers liability insurance that insures the directors and officers of the Company against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of Federal-Mogul Holdings Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated April 14, 2014)

3.2	By-Laws of Federal-Mogul Holdings Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated April 14, 2014)

4.1	Federal-Mogul Corporation 2010 Stock Incentive Plan, together with the forms of agreement thereunder (Incorporated by reference to Exhibits 10.1 and 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2010)

4.2	Restated Stock Option Agreement by and between the Registrant and José Maria Alapont, dated March 23, 2010 (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2010)

4.3	Second Amended and Restated Deferred Compensation Agreement by and between the Registrant and José Maria Alapont, dated March 23, 2010 (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2010)

5.1*	Opinion of Robert L. Katz, Senior Vice President and General Counsel

23.1	Consent of Ernst & Young LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of Robert L. Katz, Senior Vice President and General Counsel (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney

24.2	Power of Attorney (contained on the signature pages hereto)

*	Previously filed.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of City of Southfield, State of Michigan, on April 18, 2014.

FEDERAL-MOGUL HOLDINGS CORPORATION

By:	/s/ Rajesh Shah
Senior Vice President and
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Rajesh Shah and Brett Pynnonen as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for the undersigned and in the name of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this post-effective amendment to the Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rainer Jueckstock	Co-Chief Executive Officer, Federal-Mogul Holdings Corporation Chief Executive Officer, Powertrain Segment and Director	April 18, 2014
Rainer Jueckstock

/s/ Daniel A. Ninivaggi	Co-Chief Executive Officer, Federal-Mogul Holdings Corporation Chief Executive Officer, Vehicle Components Solutions Segment Chief Executive Officer and Director	April 18, 2014
Daniel A. Ninivaggi

/s/ Rajesh Shah	Senior Vice President and	April 18, 2014
Rajesh Shah	Chief Financial Officer

/s/ Jérôme Rouquet	Senior Vice President, Finance, Vehicle Components Solutions Controller and Chief Accounting Officer	April 18, 2014
Jérôme Rouquet

/s/ SungHwan Cho	Director	April 18, 2014
SungHwan Cho

*	Director	April 18, 2014
George Feldenkreis

/s/ Hunter C. Gary	Director	April 18, 2014
Hunter C. Gary

/s/ Carl C. Icahn	Director	April 18, 2014
Carl C. Icahn

*	Director	April 18, 2014
J. Michael Laisure

*	Director	April 18, 2014
Neil S. Subin

*By:	/s/ Brett Pynnonen
Brett D. Pynnonen, attorney-in-fact

Exhibit Index

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation of Federal-Mogul Holdings Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated April 14, 2014)

3.2	By-Laws of Federal-Mogul Holdings Corporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated April 14, 2014)

4.1	Federal-Mogul Corporation 2010 Stock Incentive Plan, together with the forms of agreement thereunder (Incorporated by reference to Exhibits 10.1 and 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2010)

4.2	Restated Stock Option Agreement by and between the Registrant and José Maria Alapont, dated March 23, 2010 (Incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2010)

4.3	Second Amended and Restated Deferred Compensation Agreement by and between the Registrant and José Maria Alapont, dated March 23, 2010 (Incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2010)

5.1*	Opinion of Robert L. Katz, Senior Vice President and General Counsel

23.1	Consent of Ernst & Young LLP

23.2	Consent of Grant Thornton LLP

23.3	Consent of Robert L. Katz, Senior Vice President and General Counsel (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney

24.2	Power of Attorney (contained on the signature pages hereto)

*	Previously filed.